FOR IMMEDIATE RELEASE

For:	Cathay General Bancorp	Contact: Heng W. Chen
	777 N. Broadway	(626) 279-3652
Los Angeles, CA 90012

Cathay General Bancorp Announces Net Income of $1.9 Million For Second
Quarter 2010

Los Angeles, Calif., July 27:  Cathay General Bancorp (the “Company”, NASDAQ: CATY), the holding company for Cathay Bank (the “Bank”), today announced results for the second quarter of 2010.

FINANCIAL PERFORMANCE

	Second Quarter 2010	Second Quarter 2009
Net income/(loss)	$1.9 million	($24.7) million
Net loss attributable to common stockholders	($2.2) million	($28.8) million
Loss per common share	$(0.03)	$(0.58)
Return on average assets	0.07%	-0.87%
Return on average total stockholders' equity	0.54%	-7.66%
Efficiency ratio	49.16%	54.87%

SECOND QUARTER HIGHLIGHTS

•
Return to profitability – Second quarter net income was $1.9 million compared to a net loss of $25.7 million in the first quarter of 2010 and compared to a net loss of $24.7 million in the same quarter a year ago.

•
Decrease in net charge-offs – Net charge-offs in the second quarter of 2010 were $22.6 million compared to $63.1 million in the first quarter of 2010 and $56.0 million in the same quarter a year ago. The provision for credit losses was $45.0 million for the second quarter of 2010 compared to $84.0 million in the first quarter of 2010 and $93.0 million in the same quarter a year ago.

•
Allowance for credit losses strengthened – Total allowance for credit losses increased to $260.5 million, or 3.80%, of total loans, excluding loans held for sale, at June 30, 2010, compared to 3.15% at December 31, 2009.

“We are encouraged by the decrease in net charge-offs in the second quarter and the restructuring of a meaningful portion of the non-accrual loans.  We are watching and hopeful this may be a sign of the stabilization of credit quality.  We recorded a provision for credit losses during the second quarter of $45.0 million which increased our allowance for credit losses to 3.80% of total loans and 83% of non-accrual loans,” commented Dunson Cheng, Chairman of the Board, Chief Executive Officer, and President of the Company.

“Our retail branches continue to experience healthy growth in relationship deposits at the same time we are reducing the dependence on wholesale funding.  Our focus on core deposits generation resulted in core deposits increasing at an annualized rate of 9.3% during the first half of 2010,” said Peter Wu, Executive Vice Chairman and Chief Operating Officer.

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“We are gratified our company has returned to profitability after five quarters of losses.  With credit problems seemingly stabilizing and capital ratios well above well-capitalized levels, we are hopeful that our results will continue to improve,” concluded Dunson Cheng.

INCOME STATEMENT REVIEW

Net loss attributable to common stockholders for the three months ended June 30, 2010, was $2.2 million, a decrease of $26.6 million, compared to net loss attributable to common stockholders of $28.8 million for the same period a year ago.  Loss per share attributable to common stockholders for the three months ended June 30, 2010, was $0.03 compared to a $0.58 for the same period a year ago due primarily to decreases in the provision for credit losses and lower other real estate owned expenses.

Return on average stockholders’ equity was 0.54% and return on average assets was 0.07% for the three months ended June 30, 2010, compared to a return on average stockholders’ equity of negative 7.66% and a return on average assets of negative 0.87% for the same period of 2009.

Net interest income before provision for credit losses

Net interest income before provision for credit losses increased to $74.6 million during the second quarter of 2010, an increase of $8.6 million, or 13.0%, compared to $66.0 million during the same quarter a year ago.  The increase was due primarily to the decrease in interest expense paid on time certificates of deposit.

The net interest margin, on a fully taxable-equivalent basis, was 2.73% for the second quarter of 2010, compared to 2.72% for the first quarter of 2010 and an increase of 24 basis points from 2.49% for the second quarter of 2009.  The decrease in the rate on interest bearing deposits contributed to the increase in the net interest margin from the corresponding quarter of the prior year.

For the second quarter of 2010, the yield on average interest-earning assets was 4.55%, on a fully taxable-equivalent basis, the cost of funds on average interest-bearing liabilities equaled 2.14%, and the cost of interest bearing deposits was 1.33%.  In comparison, for the second quarter of 2009, the yield on average interest-earning assets was 4.88%, on a fully taxable-equivalent basis, cost of funds on average interest-bearing liabilities equaled 2.75%, and the cost of interest bearing deposits was 2.18%. The interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, increased 28 basis points to 2.41% for the second quarter ended June 30, 2010, from 2.13% for the same quarter a year ago, primarily due to the reasons discussed above.

The cost of deposits, including demand deposits, decreased 10 basis points to 1.18% in the second quarter of 2010 compared to 1.28% in the first quarter of 2010 and decreased 77 basis points from 1.95% in the second quarter of 2009 due primarily to the decrease in the rates paid on certificates of deposit upon renewal and for core deposits as a result of the decline in market interest rates.

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Provision for credit losses

The provision for credit losses was $45.0 million for the second quarter of 2010 compared to $84.0 million for the first quarter of 2010 and compared to $93.0 million in the second quarter of 2009.  The provision for credit losses was based on the review of the adequacy of the allowance for loan losses at June 30, 2010. During the second quarter of 2010, we made several refinements to the loan loss reserve methodology which increased the loan loss provision by $19.3 million. These refinements included giving greater weighting to the most recent twelve months of charge-offs in the calculation of the loan loss reserve percentage for pass rated loans. The provision for credit losses represents the charge against current earnings that is determined by management, through a credit review process, as the amount needed to establish an allowance that management believes to be sufficient to absorb credit losses inherent in the Company’s loan portfolio, including unfunded commitments.  The following table summarizes the charge-offs and recoveries for the periods as indicated:

	For the three months ended June 30,		For the six months ended June 30,
	2010	2009	2010	2009
	(In thousands)
Charge-offs:
Commercial loans	$2,267	$11,087	$11,913	$22,165
Construction loans- residential	2,412	27,893	10,809	44,070
Construction loans- other	1,324	2,884	18,390	10,107
Real estate loans (1)	13,913	13,095	38,070	14,456
Real estate- land loans	7,931	1,357	12,682	3,734
Installment and other loans	-	4	-	4
Total charge-offs	27,847	56,320	91,864	94,536
Recoveries:
Commercial loans	1,791	106	2,369	304
Construction loans- residential	2,426	174	2,496	174
Construction loans- other	339	1	417	1
Real estate loans (1)	720	-	922	-
Real estate- land loans	12	1	42	1
Installment and other loans	-	17	2	17
Total recoveries	5,288	299	6,248	497
Net Charge-offs	$22,559	$56,021	$85,616	$94,039

(1) Real estate loans includes commercial mortgage loans, residential mortgage loans and equity lines.

Total charge-offs of $27.8 million for the second quarter of 2010 included $3.7 million of charge-offs on 9 construction loans, $13.4 million of charge-offs on 17 commercial real estate loans, $2.3 million of charge-offs on 8 commercial loans, $7.9 million of charge-offs on 5 land loans, and $470,000 of charge-offs on 5 residential mortgage loans.  In the second quarter of 2010, net loan charge-offs decreased $33.5 million, or 59.7%, compared to the second quarter of 2009, but remained high as a result of the continuing weak economy.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), gains (losses) on loan sales, wire transfer fees, and other sources of fee income, was $7.4 million for the second quarter of 2010, a decrease of $25.0 million compared to  non-interest income of $32.4 million for the second quarter of 2009. The decrease in non-interest income was primarily due to a decrease in securities gains from $26.9 million in the second quarter of 2009 to $5.2 million in the second quarter of 2010 and a loss of $3.4 million from interest rate swaps in the second quarter of 2010.

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Non-interest expense

Non-interest expense decreased $13.7 million, or 25.3%, to $40.3 million in the second quarter of 2010 compared to $54.0 million in the same quarter a year ago.  The efficiency ratio was 49.16% in the second quarter of 2010 compared to 54.87% for the same period a year ago due primarily to lower OREO expenses and lower FDIC assessments offset by lower securities gains recorded in the second quarter of 2010.

FDIC and State assessments decreased $2.3 million to $5.8 million in the second quarter of 2010 from $8.1 million in the same quarter a year ago due to a $5.2 million special assessment based on total assets that the Company paid in the second quarter of 2009, offset by a higher assessment rate and higher deposit balances for the second quarter of 2010.  OREO expense decreased $12.3 million to $1.6 million in the second quarter of 2010 from $13.9 million in the same quarter a year ago primarily due to a $10.5 million decrease in OREO write-downs as a result of stabilizing real estate values.

Offsetting the above decreases was a $1.6 million increase in professional service expense primarily due to increases in consulting expenses, collection, and loan related expenses. In addition, write-down on fair value of loans held for sale increased $698,000.

Income taxes

The tax benefit for the second quarter of 2010 resulted from the utilization of low income housing tax credits and a tax benefit of $1.3 million related to prior year tax adjustments.

BALANCE SHEET REVIEW

Total assets were $11.4 billion at June 30, 2010, a decrease of $175.2 million, or 1.5%, from $11.6 billion at December 31, 2009, primarily due to the decrease of $177.9 million, or 6.1%, in securities available-for-sale.

Gross loans, excluding loans held for sale, were $6.85 billion at June 30, 2010, a decrease of $45.5 million, or 0.7%, from $6.90 billion at December 31, 2009, primarily due to the decrease of $108.4 million, or 17.3%, in construction loans offset by the increase of $72.8 million, or 10.7%, in residential mortgage loans.  The changes in loan composition from December 31, 2009, are presented below:

Type of Loans:	June 30, 2010	December 31, 2009	% Change
	(Dollars in thousands)
Commercial	$1,318,836	$1,307,880	1
Residential mortgage	755,090	682,291	11
Commercial mortgage	4,036,430	4,065,155	(1)
Equity lines	209,260	195,975	7
Real estate construction	517,727	626,087	(17)
Installment	12,745	13,390	(5)
Other	3,536	8,364	(58)

Gross loans and leases	$6,853,624	$6,899,142	(1)

Allowance for loan losses	(255,650)	(211,889)	21
Unamortized deferred loan fees	(8,063)	(8,339)	(3)

Total loans and leases, net	$6,589,911	$6,678,914	(1)
Loans held for sale	$6,514	$54,826	(88)

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Total deposits were $7.3 billion at June 30, 2010, a decrease of $219.2 million, or 2.9%, from $7.5 billion at December 31, 2009, primarily due to a $229.5 million, or 26.9%, decrease in brokered deposits. The changes in deposit composition from December 31, 2009, are presented below:

Deposits	June 30, 2010	December 31, 2009	% Change
	(Dollars in thousands)
Non-interest-bearing demand	$883,430	$864,551	2
NOW	393,038	337,304	17
Money market	971,664	943,164	3
Savings	364,346	347,724	5
Time deposits under $100,000	1,328,792	1,529,954	(13)
Time deposits of $100,000 or more	3,344,546	3,482,343	(4)
Total deposits	$7,285,816	$7,505,040	(3)

ASSET QUALITY REVIEW

At June 30, 2010, total non-accrual portfolio loans, excluding non-accrual loans held for sale, were $313.4 million, an increase of $32.8 million, or 11.7%, from $280.6 million at December 31, 2009, and a decrease of $69.7 million, or 18.2%, from $383.1 million at June 30, 2009.  A summary of non-accrual loans, excluding non-accrual loans held for sale, and the related allowance and charge-offs as of June 30, 2010, is shown below:

	At June 30, 2010
	Balance	Allowance	Cumulative Charge-off	Cumulative Charge-off as a % of Unpaid Balance
	(Dollars in thousands)
Non-accrual loans without charge-off
Commercial real estate	$36,676	$891	$-	0.0%
Commercial	11,336	2,931	-	0.0%
Construction- residential	2,128	199	-	0.0%
Construction- non-residential	2,698	122	-	0.0%
Residential mortgage	5,996	287	-	0.0%
Land	11,046	343	-	0.0%
Subtotal	$69,880	$4,773	$-	0.0%
Non-accrual with charge-off
Commercial real estate	$120,138	$12,700	$37,309	23.7%
Commercial	17,886	1,733	14,547	44.9%
Construction- residential	46,127	2,613	16,523	26.4%
Construction- non-residential	37,872	2,124	18,205	32.5%
Residential mortgage	4,328	508	1,744	28.7%
Land	17,139	696	4,047	19.1%
Subtotal	$243,490	$20,374	$92,375	27.5%
Total	$313,370	$25,147	$92,375	22.8%

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At June 30, 2010, total residential construction loans were $185.0 million of which $1.3 million were in the Central Valley of California and $6.9 million were in San Bernardino and Riverside counties in California. At June 30, 2010, total land loans were $151.0 million, of which $8.6 million were in Riverside and Imperial counties in California, $1.6 million were in the Central Valley of California, and $4.7 million in the state of Nevada.

Troubled debt restructurings on non-accrual status totaled $65.6 million at June 30, 2010.  Included in troubled debt restructurings on non-accrual status is a loan with an outstanding book balance of $43.6 million to a borrower who filed for bankruptcy in March 2009.  During the second quarter of 2010, the loan was restructured as an interest only loan for four years at a fixed rate of 4% for the first year, 4.5% for the second year, and 5% thereafter. An impairment charge of $4.0 million was recorded to reflect the below market interest rate.  If the borrower performs on a sustained basis (generally six months) under the restructured terms, this loan may be restored to accrual status.

Troubled debt restructurings on accrual status totaled $58.0 million at June 30, 2010, and were comprised of 19 loans.  These loans are classified as troubled debt restructurings as a result of granting a concession to borrowers.  The concessions may be granted in various forms, including reduction in the stated interest rate, reduction in the loan balance or accrued interest, or extension of the maturity date.  Although these loan modifications are considered troubled debt restructurings under Accounting Standard Codification 310-40, formerly Statement of Financial Accounting Standards 15, these loans have been performing under the restructured terms and have demonstrated sustained performance under the modified terms.  The sustained performance considered by management includes the periods prior to the modification if the prior performance met or exceeded the modified terms as well as cash paid to set up interest reserves.

At June 30, 2010, other real estate owned totaled $101.1 million which was $30.1 million, or 42.3%, higher compared to $71.0 million at December 31, 2009, and increased $30.3 million, or 42.7%, from $70.8 million at June 30, 2009.  At June 30, 2010, $75.7 million of OREO was located in California, $6.3 million of OREO was located in Nevada, $11.6 million of OREO was located in Texas, $4.3 million of OREO was located in the state of Washington, and $3.1 million was located in all other states.  As of July 27, 2010, the Company has entered into agreements to sell thirteen OREOs with net book values totaling $31.8 million.

      The ratio of non-performing assets, excluding non-accrual loans held for sale, to total assets was 3.6% at June 30, 2010, compared to 3.0% at December 31, 2009, and compared to 4.2% at June 30, 2009.  Total non-performing portfolio assets increased $63.7 million, or 18.1%, to $415.3 million at June 30, 2010, compared to $351.7 million at December 31, 2009, primarily due to a $32.7 million increase in non-accrual loans, a $30.0 million increase in OREO, and a $0.9 million increase in accruing loans past due 90 days or more.  Total non-performing portfolio assets decreased $58.4 million, or 12.3%, to $415.3 million at June 30, 2010, compared to $473.7 million at June 30, 2009, primarily due to a $69.7 million decrease in non-accrual loans and a $16.1 million decrease in accruing loans past due 90 days or more offset by a $27.3 million increase in OREO and other assets.

The allowance for loan losses was $255.7 million and the allowance for off-balance sheet unfunded credit commitments was $4.8 million at June 30, 2010, and represented the amount that the Company believes to be sufficient to absorb credit losses inherent in the Company’s loan portfolio including unfunded commitments.  The allowance for credit losses, the sum of allowance for loan losses and for off-balance sheet unfunded credit commitments, was $260.5 million at June 30, 2010, compared to $217.1 million at December 31, 2009, an increase of $43.4 million, or 20.0%.  The allowance for credit losses represented 3.80% of period-end gross loans, excluding loans held for sale, and 82.9% of non-performing portfolio loans at June 30, 2010.  The comparable ratios were 3.15% of period-end gross loans and 77.4% of non-performing loans at December 31, 2009.  Results of the changes from March 31, 2010 and December 31, 2009, to June 30, 2010, of the Company’s non-performing assets and troubled debt restructurings are highlighted below:

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(Dollars in thousands)	June 30, 2010	March 31, 2010	% Change	December 31, 2009	% Change
Non-performing assets
Accruing loans past due 90 days or more	$887	$5,912	(85)	$-	100
Non-accrual loans:
Construction- residential	48,255	38,811	24	54,490	(11)
Construction- non-residential	40,570	44,592	(9)	36,797	10
Land	28,185	34,254	(18)	40,534	(30)
Commercial real estate, excluding land	156,814	141,078	11	112,774	39
Commercial	29,222	26,793	9	26,570	10
Residential mortgage	10,324	9,833	5	9,478	9
Total non-accrual loans:	$313,370	$295,361	6	$280,643	12
Total non-performing loans	314,257	301,273	4	280,643	12
Other real estate owned and other assets	101,053	111,858	(10)	71,014	42
Total non-performing assets	$415,310	$413,131	1	$351,657	18
Accruing troubled debt restructurings (TDRs)	$58,017	$43,264	34	$54,992	6
Non-accrual TDRs (included in non-accrual loans above)	$65,638	$27,424	139	$41,609	58
Non-accrual loans held for sale	$6,514	$20,944	(69)	$54,826	(88)

Allowance for loan losses	$255,650	$233,120	10	$211,889	21
Allowance for off-balance sheet credit commitments	4,830	4,919	(2)	5,207	(7)
Allowance for credit losses	$260,480	$238,039	9	$217,096	20

Total gross loans outstanding, at period-end (1)	$6,853,624	$6,852,549	0	$6,899,142	(1)

Allowance for loan losses to non-performing loans, at period-end (2)	81.35%	77.38%		75.50%
Allowance for loan losses to gross loans, at period-end (1)	3.73%	3.40%		3.07%

Allowance for credit losses to non-performing loans, at period-end (2)	82.89%	79.01%		77.36%
Allowance for credit losses to gross loans, at period-end (1)	3.80%	3.47%		3.15%
(1)	Excludes loans held for sale at period-end.
(2)	Excludes non-accrual loans held for sale at period-end.

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CAPITAL ADEQUACY REVIEW

At June 30, 2010, the Company’s Tier 1 risk-based capital ratio of 14.89%, total risk-based capital ratio of 16.80%, and Tier 1 leverage capital ratio of 10.30%, continue to place the Company in the “well capitalized” category for regulatory purposes, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than 6%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. At December 31, 2009, the Company’s Tier 1 risk-based capital ratio was 13.55%, total risk-based capital ratio was 15.43%, and Tier 1 leverage capital ratio was 9.64%.

YEAR-TO-DATE REVIEW

Net loss attributable to common stockholders was $32.0 million, an increase of $9.4 million, or 41.6%, compared to net loss attributable to common stockholders of $22.6 million for the same period a year ago due primarily to decreases in securities gains partially offset by decreases in the provision for loan losses, higher net interest income, and lower provision for OREO write-downs.  Loss per share was $0.42 compared to $0.46 loss per share for the same period a year ago.  The net interest margin for the six months ended June 30, 2010, increased 14 basis points to 2.73% compared to 2.59% for the same period a year ago.

Return on average stockholders’ equity was negative 3.42% and return on average assets was negative 0.41% for the six months ended June 30, 2010, compared to a negative return on average stockholders’ equity of 2.25% and a negative return on average assets of 0.26% for the same period of 2009.  The efficiency ratio for the six months ended June 30, 2010 was 52.30% compared to 46.58% for the same period a year ago.

CONFERENCE CALL

Cathay General Bancorp will host a conference call this afternoon to discuss its second-quarter 2010 financial results. The call will begin at 3:00 p.m. Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-800-638-5439 and enter Participant Passcode 96978027. A listen-only live Webcast of the call will be available at www.cathaygeneralbancorp.com and a recorded version is scheduled to be available for replay for 12 months after the call.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 31 branches in California, eight branches in New York State, one in Massachusetts, two in Texas, three in Washington State, three in the Chicago, Illinois area, one in New Jersey, one in Hong Kong, and a representative office in Shanghai and in Taipei. Cathay Bank’s website is found at http://www.cathaybank.com. Cathay General Bancorp's website is found at http://www.cathaygeneralbancorp.com.  Information set forth on such websites is not incorporated into this press release.

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FORWARD-LOOKING STATEMENTS AND OTHER NOTICES

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management’s beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “hopes,” “intends,” “may,” “plans,” “projects,” “seeks,” “shall,” “should,” “will,” “predicts,” “potential,” “continue,” and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from: significant volatility and deterioration in the credit and financial markets; adverse changes and disruption in general economic conditions and the capital markets; the effects of the Emergency Economic Stabilization Act, the American Recovery and Reinvestment Act, and the Troubled Asset Relief Program (TARP) and any changes or amendments thereto; difficult conditions in the U.S. and international financial markets; credit loss and deterioration in asset or credit quality;  the availability of capital; the impact of any goodwill impairment that may be determined; acquisitions of other banks, if any; fluctuations in interest rates; liquidity risk; inflation and deflation; real estate market conditions; the soundness of other financial institutions; expansion into new market areas; earthquakes, wildfires, or other natural disasters; our ability to compete with competitors and competitive pressures; our ability to retain key personnel; current and potential future supervisory action by bank supervisory authorities; changes in laws, regulations, and accounting rules, or their interpretations; legislative, judicial, or regulatory actions and developments including the potential impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act; and general economic or business conditions in California and other regions where Cathay Bank has operations, including, but not limited to, adverse changes in economic conditions resulting from the continuation or worsening of the current economic downturn.

These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2009 (Item 1A in particular), other reports filed with the Securities and Exchange Commission (“SEC”), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak to the date of this press release. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect future developments or events, except as required by law.

Cathay General Bancorp's filings with the SEC are available at the website maintained by the SEC at http://www.sec.gov, or by request directed to Cathay General Bancorp, 9650 Flair Drive, El Monte, California 91731, Attention: Investor Relations (626) 279-3286.

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CATHAY GENERAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Three months ended June 30,			Six months ended June 30,
(Dollars in thousands, except per share data)	2010	2009	% Change	2010	2009	% Change

FINANCIAL PERFORMANCE
Net interest income before provision for credit losses	$74,607	$65,997	13	$149,328	$136,422	9
Provision for credit losses	45,000	93,000	(52)	129,000	140,000	(8)
Net interest income/(loss) after provision for credit losses	29,607	(27,003)	(210)	20,328	(3,578)	(668)
Non-interest income	7,412	32,434	(77)	12,196	60,095	(80)
Non-interest expense	40,319	54,006	(25)	84,482	91,529	(8)
Loss before income tax expense	(3,300)	(48,575)	(93)	(51,958)	(35,012)	48
Income tax benefit	(5,373)	(24,055)	(78)	(28,441)	(20,880)	36
Net income/(loss)	2,073	(24,520)	108	(23,517)	(14,132)	66
Net income attributable to noncontrolling interest	(150)	(150)	-	(301)	(301)	-
Net income/(loss) attributable to Cathay General Bancorp	$1,923	$(24,670)	108	$(23,818)	$(14,433)	65
Dividends on preferred stock	(4,096)	(4,083)	0	(8,188)	(8,163)	0
Net loss attributable to common stockholders	$(2,173)	$(28,753)	(92)	$(32,006)	$(22,596)	42

Net loss attributable to common stockholders per common share:	$(0.03)	$(0.58)	(95)	$(0.42)	$(0.46)	(9)

Cash dividends paid per common share	$0.010	$0.080	(88)	$0.020	$0.185	(89)

SELECTED RATIOS
Return on average assets	0.07%	-0.87%	(108)	-0.41%	-0.26%	58
Return on average total stockholders’ equity	0.54%	-7.66%	(107)	-3.42%	-2.25%	52
Efficiency ratio	49.16%	54.87%	(10)	52.30%	46.58%	12
Dividend payout ratio	40.82%	n/m *		n/m	n/m
* n/m, not meaningful

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	4.55%	4.88%	(7)	4.58%	5.07%	(10)
Total interest-bearing liabilities	2.14%	2.75%	(22)	2.17%	2.86%	(24)
Net interest spread	2.41%	2.13%	13	2.41%	2.21%	9
Net interest margin	2.73%	2.49%	10	2.73%	2.59%	5

CAPITAL RATIOS	June 30, 2010	June 30, 2009	December 31, 2009	Well Capitalized Requirements	Minimum Regulatory Requirements
Tier 1 risk-based capital ratio	14.89%	12.24%	13.55%	6.0%	4.0%
Total risk-based capital ratio	16.80%	14.09%	15.43%	10.0%	8.0%
Tier 1 leverage capital ratio	10.30%	9.36%	9.64%	5.0%	4.0%

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands, except share and per share data)	June 30, 2010	December 31, 2009	% change

Assets
Cash and due from banks	$77,752	$100,124	(22)
Short-term investments and interest bearing deposits	411,963	254,726	62
Securities held-to-maturity (market value of $646,974 in 2010 and $628,908 in 2009)	634,139	635,015	(0)
Securities available-for-sale (amortized cost of $2,695,104 in 2010 and $2,916,491 in 2009)	2,737,233	2,915,099	(6)
Trading securities	21	18	17
Loans held for sale	6,514	54,826	(88)
Loans	6,853,624	6,899,142	(1)
Less: Allowance for loan losses	(255,650)	(211,889)	21
Unamortized deferred loan fees, net	(8,063)	(8,339)	(3)
Loans, net	6,589,911	6,678,914	(1)
Federal Home Loan Bank stock	69,146	71,791	(4)
Other real estate owned, net	101,053	71,014	42
Affordable housing investments, net	92,210	95,853	(4)
Premises and equipment, net	107,273	108,635	(1)
Customers’ liability on acceptances	16,243	26,554	(39)
Accrued interest receivable	35,517	35,982	(1)
Goodwill	316,340	316,340	-
Other intangible assets, net	20,131	23,157	(13)
Other assets	197,600	200,184	(1)

Total assets	$11,413,046	$11,588,232	(2)

Liabilities and Stockholders’ Equity
Deposits
Non-interest-bearing demand deposits	$883,430	$864,551	2
Interest-bearing deposits:
NOW deposits	393,038	337,304	17
Money market deposits	971,664	943,164	3
Savings deposits	364,346	347,724	5
Time deposits under $100,000	1,328,792	1,529,954	(13)
Time deposits of $100,000 or more	3,344,546	3,482,343	(4)
Total deposits	7,285,816	7,505,040	(3)

Securities sold under agreements to repurchase	1,555,500	1,557,000	(0)
Advances from the Federal Home Loan Bank	864,362	929,362	(7)
Other borrowings from financial institutions	8,351	7,212	16
Other borrowings for affordable housing investments	19,233	19,320	(0)
Long-term debt	171,136	171,136	-
Acceptances outstanding	16,243	26,554	(39)
Other liabilities	59,509	59,864	(1)
Total liabilities	9,980,150	10,275,488	(3)
Commitments and contingencies	-	-	-
Stockholders’ Equity
Preferred stock, 10,000,000 shares authorized, 258,000 issued and outstanding in 2010 and 2009	245,705	243,967	1
Common stock, $0.01 par value, 100,000,000 shares authorized,82,725,181 issued and 78,517,616 outstanding at June 30, 2010, and 67,667,155 issued and 63,459,590 outstanding at December 31, 2009	827	677	22

Additional paid-in-capital	761,357	634,623	20
Accumulated other comprehensive income/(loss), net	24,231	(875)	2,869
Retained earnings	518,012	551,588	(6)
Treasury stock, at cost (4,207,565 shares at June 30, 2010,and at December 31, 2009)	(125,736)	(125,736)	-
Total Cathay General Bancorp stockholders' equity	1,424,396	1,304,244	9
Noncontrolling interest	8,500	8,500	-
Total equity	1,432,896	1,312,744	9
Total liabilities and equity	$11,413,046	$11,588,232	(2)

Book value per common stock share	$14.79	$16.49	(10)
Number of common stock shares outstanding	78,517,616	63,459,590	24

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$95,083	$98,650	$190,822	$202,644
Investment securities- taxable	28,751	30,321	59,039	62,515
Investment securities- nontaxable	99	207	176	453
Federal Home Loan Bank stock	46	-	94	-
Federal funds sold and securities purchased under agreements to resell	-	1	-	1,303
Deposits with banks	308	73	625	131
Total interest and dividend income	124,287	129,252	250,756	267,046

INTEREST EXPENSE
Time deposits of $100,000 or more	14,281	21,876	29,664	45,113
Other deposits	7,985	13,459	17,086	29,574
Securities sold under agreements to repurchase	16,490	16,036	32,802	31,972
Advances from Federal Home Loan Bank	9,981	10,552	20,020	21,117
Long-term debt	943	1,319	1,856	2,824
Short-term borrowings	-	13	-	24
Total interest expense	49,680	63,255	101,428	130,624

Net interest income before provision for credit losses	74,607	65,997	149,328	136,422
Provision for credit losses	45,000	93,000	129,000	140,000
Net interest income/(loss) after provision for loan losses	29,607	(27,003)	20,328	(3,578)

NON-INTEREST INCOME
Securities gains, net	5,189	26,938	8,628	49,436
Letters of credit commissions	1,068	1,033	2,027	2,009
Depository service fees	1,236	1,269	2,593	2,668
Other operating (loss)/income	(81)	3,194	(1,052)	5,982
Total non-interest income	7,412	32,434	12,196	60,095

NON-INTEREST EXPENSE
Salaries and employee benefits	14,783	15,073	30,009	31,959
Occupancy expense	3,793	4,006	7,631	8,127
Computer and equipment expense	2,108	1,990	4,121	3,886
Professional services expense	5,000	3,360	9,639	6,327
FDIC and State assessments	5,784	8,054	10,928	10,908
Marketing expense	821	456	1,720	1,484
Other real estate owned expense	1,598	13,873	4,893	16,015
Operations of affordable housing investments	2,112	2,150	4,225	3,848
Amortization of core deposit intangibles	1,485	1,689	2,992	3,400
Other operating expense	2,835	3,355	8,324	5,575
Total non-interest expense	40,319	54,006	84,482	91,529

Loss before income tax benefit	(3,300)	(48,575)	(51,958)	(35,012)
Income tax benefit	(5,373)	(24,055)	(28,441)	(20,880)
Net income/(loss)	2,073	(24,520)	(23,517)	(14,132)
Less: net income attributable to noncontrolling interest	(150)	(150)	(301)	(301)
Net income/(loss) attributable to Cathay General Bancorp	1,923	(24,670)	(23,818)	(14,433)

Dividends on preferred stock	(4,096)	(4,083)	(8,188)	(8,163)
Net loss attributable to common stockholders	$(2,173)	$(28,753)	$(32,006)	$(22,596)

Net loss attributable to common stockholders per common share	$(0.03)	$(0.58)	$(0.42)	$(0.46)

Cash dividends paid per common share	$0.010	$0.080	$0.020	$0.185
Average common shares outstanding	78,513,577	49,554,696	75,599,854	49,543,084

CATHAY GENERAL BANCORP
AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

	For the three months ended,
(In thousands)	June 30, 2010		June 30, 2009		March 31, 2010
	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)
Interest-earning assets
Loans and leases (1)	$6,872,503	5.55%	$7,342,100	5.39%	$6,953,032	5.58%
Taxable investment securities	3,744,929	3.08%	3,158,632	3.85%	3,670,984	3.35%
Tax-exempt investment securities (2)	10,323	5.94%	19,315	6.60%	12,124	3.95%
FHLB stock	70,396	0.26%	71,791	0.00%	71,791	0.27%
Federal funds sold and securities purchased
under agreements to resell	-	0.00%	3,989	0.10%	-	0.00%
Deposits with banks	263,048	0.47%	37,363	0.78%	432,711	0.30%
Total interest-earning assets	$10,961,199	4.55%	$10,633,190	4.88%	$11,140,642	4.61%

Interest-bearing liabilities
Interest-bearing demand deposits	$378,496	0.21%	$278,944	0.41%	$393,865	0.32%
Money market	938,109	0.91%	834,063	1.56%	931,918	1.00%
Savings deposits	364,867	0.22%	328,274	0.21%	355,500	0.22%
Time deposits	5,012,668	1.58%	5,064,471	2.50%	5,201,310	1.69%
Total interest-bearing deposits	$6,694,140	1.33%	$6,505,752	2.18%	$6,882,593	1.44%
Federal funds purchased	-	0.00%	16,747	0.26%	-	0.00%
Securities sold under agreements to repurchase	1,560,170	4.24%	1,559,302	4.12%	1,560,200	4.24%
Other borrowed funds	894,870	4.47%	962,405	4.40%	912,547	4.46%
Long-term debt	171,136	2.21%	171,136	3.09%	171,136	2.16%
Total interest-bearing liabilities	9,320,316	2.14%	9,215,342	2.75%	9,526,476	2.20%

Non-interest-bearing demand deposits	874,395		749,573		884,680
Total deposits and other borrowed funds	$10,194,711		$9,964,915		$10,411,156
Total average assets	$11,695,411		$11,385,247		$11,883,997
Total average equity	$1,428,553		$1,300,018		$1,398,396

	For the six months ended,
(In thousands)	June 30, 2010		June 30, 2009
	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)
Interest-earning assets
Loans and leases (1)	$6,912,545	5.57%	$7,400,273	5.52%
Taxable investment securities	3,708,160	3.21%	3,065,184	4.11%
Tax-exempt investment securities (2)	11,219	4.87%	21,071	6.67%
FHLB stock	71,090	0.27%	71,791	0.00%
Federal funds sold and securities purchased under agreements to resell	-	0.00%	42,133	6.24%
Deposits with banks	347,411	0.36%	31,214	0.85%
Total interest-earning assets	$11,050,425	4.58%	$10,631,666	5.07%

Interest-bearing liabilities
Interest-bearing demand deposits	$386,138	0.27%	$269,293	0.41%
Money market deposits	935,031	0.95%	797,202	1.57%
Savings deposits	360,213	0.22%	319,757	0.22%
Time deposits	5,106,468	1.64%	5,013,085	2.72%
Total interest-bearing deposits	$6,787,850	1.39%	$6,399,337	2.35%
Federal funds purchased	-	0.00%	16,840	0.26%
Securities sold under agreements to repurchase	1,560,185	4.24%	1,570,086	4.11%
Other borrowed funds	903,660	4.47%	1,039,695	4.10%
Long-term debt	171,136	2.19%	171,136	3.33%
Total interest-bearing liabilities	9,422,831	2.17%	9,197,094	2.86%

Non-interest-bearing demand deposits	879,509		742,269

Total deposits and other borrowed funds	$10,302,340		$9,939,363
Total average assets	$11,789,187		$11,368,503
Total average equity	$1,413,558		$1,300,279

(1)	Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.
(2)
The average yield has been adjusted to a fully taxable-equivalent basis for certain securities of states and political subdivisions and other securities held using a statutory Federal income tax rate of 35%.